Exhibit 23.1
Consent of Registered Independent Public Accounting Firm
The Board of Directors
Fortune Industries, Inc.:
We consent to the use of our reports dated November 17, 2006, with respect to the consolidated balance sheets of Fortune Industries, Inc. and subsidiaries as of August 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended August 31, 2006, incorporated herein by reference.
/s/ Somerset CPAs, P.C.
Indianapolis, Indiana
November 28, 2006